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                                  AMENDMENT TO
                          PLAN AND AGREEMENT OF MERGER

         THIS AMENDMENT TO PLAN AND AGREEMENT OF MERGER (the "Amendment"), dated as of the 13th day of December, 2001, is by and among Serologicals Corporation, a Delaware corporation ("Serologicals"); Intergen Company L.P., a Delaware limited partnership ("Intergen"); Serocor Incorporated, a Delaware corporation ("Sub"); and Intergen Investors L.P., a Delaware limited partnership (the "General Partner").

                                  WITNESSETH:

         WHEREAS, Serologicals, Intergen, Sub and General Partner are parties to that certain Plan and Agreement of Merger dated as of November 5, 2001 (the "Merger Agreement"), as supplemented by that certain letter agreement dated November 5, 2001 (the "Side Letter"), pursuant to which Intergen will be merged with and into Sub, with Sub being the surviving entity; and

         WHEREAS, the parties desire to amend the Merger Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein, shall have the meanings assigned to them in the Merger Agreement.

         2. AMENDMENT TO SECTION 2.7 OF THE MERGER AGREEMENT. Section 2.7 of the Merger Agreement is hereby amended to read, in its entirety, as follows:

                  In determining the amounts realized by Intergen and Serologicals' cost basis in the assets of Intergen being acquired pursuant to the Merger, and for all purposes under
                  Section 1060 of the Code, the parties shall use the agreed upon fair market values of such assets as determined by Ernst & Young (the "Accounting Firm") provided that the fair market value of the assets and liabilities of Intergen Biomanufacturing Corporation determined by the Accounting Firm shall not exceed US $2,000,000. Such determination shall be made in a manner that the Accounting Firm deems appropriate, based on the professional judgment of the Accounting Firm, and shall be final and binding on each of the parties hereto. The cost of the Accounting Firm shall be borne by Serologicals. Serologicals shall send to the General Partner the final determination promptly following its completion by the Accounting Firm.


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         3.       AMENDMENT TO SECTION 2.9 OF THE MERGER AGREEMENT. The
reference to "Cdn $16,418,141" in Section 2.9 of the Merger Agreement shall be amended to read "Cdn $17,184,101."

         4.       DELETION OF SECTION 8.15 OF THE MERGER AGREEMENT. Section
8.15 of the Merger Agreement is hereby deleted.

         5. NO OTHER AMENDMENT. Except as expressly provided in this Amendment, the Merger Agreement and the Side Letter are, and shall continue to be, in full force and effect in accordance with their terms, without amendment thereto, and are, in all respects, ratified and confirmed.

         6.       MISCELLANEOUS.

                  6.1. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                  6.2. Headings. The headings of the sections and paragraphs of this Amendment are inserted for convenience only and shall not be deemed to constitute part of this Amendment or to affect the construction hereof.

                  6.3. Governing Law; Construction. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured or drafted such provision.

                  6.4. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment which shall remain in full force and effect.


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to Plan and Agreement of Merger to be executed on its behalf on the date indicated.


SEROLOGICALS CORPORATION                     INTERGEN COMPANY L.P.

                                             By: Intergen Investors L.P., its
                                                 General Partner
    /s/ David A. Dodd                        By: Intergen, Inc., its
---------------------------------                general partner
By: David A. Dodd
Title: President and Chief
Executive Officer

                                                 /s/ Richard J. McCready
                                             ----------------------------------
                                             By: Richard J. McCready
SEROCOR INCORPORATED                         Title: Vice President

    /s/ David A. Dodd
---------------------------------
By: David A. Dodd
Title: President


                                             INTERGEN INVESTORS L.P., as the
                                                     General Partner

                                             By: Intergen, Inc., its
                                                 general partner


                                                 /s/ Richard J. McCready
                                             ----------------------------------
                                             By: Richard J. McCready
                                             Title: Vice President